SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

NextEra Energy Partners, LP
(Name of Issuer)

Common Units
(Title of Class of Securities)

65341B106
(CUSIP Number)

December 31, 2019
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Flatirons Holdco L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The ownership percentages are calculated based upon 64,222,976 units of NextEra Energy Partners, LP’s Common Units (“Common Units”) outstanding, which equals the sum of (i) 60,823,764 Common Units outstanding as of September 30, 2019, as reported in NextEra Energy Partners, LP’s Quarterly Report on Form 10‑Q for the quarterly period ended September 30, 2019, as filed with the Securities and Exchange Commission on October 23, 2019, (ii) 1,699,606 Common Units issued to the Reporting Persons in November 2019 upon conversion of a portion of Series A Convertible Preferred Units representing limited partner interests in the Issuer (“Preferred Units”) and (iii) 1,699,606 Common Units issuable upon the conversion of the Preferred Units representing limited partner interests in NextEra Energy Partners, LP beneficially owned by the Reporting Persons (as defined herein).

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Flatirons Holdco GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Flatirons Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Flatirons Aggregator GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Global Infrastructure Investors II (NEP) L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Associates Infrastructure II AIV L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Infrastructure II AIV GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Financial Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,399,212

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,399,212

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Group Partnership L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Group Holdings Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR & Co. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

KKR Management LLP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,399,212

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,399,212

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,399,212

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,399,212

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 65341B106	13G
1	NAMES OF REPORTING PERSONS

George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,399,212

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,399,212

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,399,212

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.4%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

CUSIP No. 65341B106	13G

This is Amendment No. 1 to the Schedule 13G filed with the Securities and Exchange Commission on April 30, 2019. Pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of the Common Units of NextEra Energy Partners, LP (the “Issuer”).

Item 1(a).	Name of Issuer:

NextEra Energy Partners, LP

Item 1(b).	Address of Issuer’s Principal Executive Offices:

700 Universe Boulevard, Juno Beach, Florida 33408

Item 2(a).	Name of Person Filing:

KKR Flatirons Holdco L.P. (“KKR Flatirons Holdco”)
KKR Flatirons Holdco GP LLC (“KKR Flatirons Holdco GP”)
KKR Flatirons Aggregator L.P. (“KKR Flatirons Aggregator”)
KKR Flatirons Aggregator GP LLC (“KKR Flatirons Aggregator GP”)
KKR Global Infrastructure Investors II (NEP) L.P. (“KKR Global Infrastructure Investors II (NEP)”)
KKR Associates Infrastructure II AIV L.P. (“KKR Associates Infrastructure II AIV”)
KKR Infrastructure II AIV GP LLC (“KKR Infrastructure II AIV GP”)
KKR Financial Holdings LLC (“KKR Financial”)
KKR Group Partnership L.P. (“KKR Group Partnership”)
KKR Group Holdings Corp. (“KKR Group Holdings”)
KKR & Co. Inc. (“KKR & Co.”)
KKR Management LLP (“KKR Management”)
Henry R. Kravis
George R. Roberts

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

The principal business office for George R. Roberts is:
c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

Item 2(c).	Citizenship:

See Item 4 of each cover page.

Item 2(d).	Title of Class of Securities:

Common Units

CUSIP No. 65341B106	13G

Item 2(e).	CUSIP Number:

65341B106

Item 3.

Not applicable.

Item 4.	Ownership

(a) Amount beneficially owned:

The ownership percentages are calculated based upon 64,222,976 units of Common Units outstanding, which equals the sum of (i) 60,823,764 Common Units outstanding as of September 30, 2019, as reported in the Issuer’s Quarterly Report on Form 10‑Q for the quarterly period ended September 30, 2019, as filed with the Securities and Exchange Commission on October 23, 2019, (ii) 1,699,606 Common Units issued to the Reporting Persons in November 2019 upon conversion of a portion of Series A Convertible Preferred Units representing limited partner interests in the Issuer (the “Preferred Units”), (iii) 1,699,606 Common Units issuable upon the conversion of the Preferred Units representing limited partner interests in NextEra Energy Partners, LP beneficially owned by the Reporting Persons.

Flatirons Holdco holds 1,699,606 Preferred Units. Pursuant to the Third Amended and Restated Agreement of Limited Partnership of the Issuer, dated as of December 21, 2018, under certain circumstances the Preferred Units will be convertible into Common Units on a one‑for‑one basis, subject to adjustment.

Each of KKR Flatirons Holdco GP (as the general partner of KKR Flatirons Holdco), KKR Flatirons Aggregator (as the sole member of KKR Flatirons Holdco GP), KKR Flatirons Aggregator GP (as the general partner of KKR Flatirons Aggregator), KKR Global Infrastructure Investors II (NEP) (as the sole member of KKR Flatirons Aggregator GP), KKR Associates Infrastructure II AIV (as the general partner of KKR Global Infrastructure Investors II (NEP)), KKR Infrastructure II AIV GP (as the general partner of KKR Associates Infrastructure II AIV), KKR Financial (as the Class B member of KKR Infrastructure II AIV GP), KKR Group Partnership (as the Class A member of KKR Infrastructure II AIV GP and the sole member of KKR Financial), KKR Group Holdings (as the general partner of KKR Group Partnership), KKR & Co. (as the sole shareholder of KKR Group Holdings); KKR Management (as the Class B common stockholder of KKR & Co.) and Messrs. Henry R. Kravis and George R. Roberts (as the founding partners of KKR Management), may also be deemed to be the beneficial owner of 3,399,212 Common Units issuable upon the conversion of the Preferred Units held by KKR Flatirons Holdco, but each disclaims beneficial ownership of such shares.

(b) Percent of class:

See Item 4(a) above.

CUSIP No. 65341B106	13G

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii) Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii) Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv) Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

In connection with an internal reorganization that became effective on January 1, 2020, among other things, (i) KKR Fund Holdings GP Limited, a former general partner of KKR Fund Holdings L.P., was dissolved and therefore is no longer a Reporting Person on this Schedule 13G and (ii) KKR Fund Holdings L.P. was renamed KKR Group Partnership L.P.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person.

To the best knowledge of the Reporting Persons, no one other than the Reporting Persons and the partners, members, affiliates and shareholders of the Reporting Persons has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the 3,399,212 Common Units that the Reporting Persons may be deemed to be the beneficial owner of.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 65341B106	13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

KKR FLATIRONS HOLDCO L.P.
By: KKR Flatirons Holdco GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR FLATIRONS HOLDCO GP LLC

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR FLATIRONS AGGREGATOR L.P.
By: KKR Flatirons Aggregator GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR FLATIRONS AGGREGATOR GP LLC

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GLOBAL INFRASTRUCTURE INVESTORS II (NEP) L.P.
By: KKR Associates Infrastructure II AIV L.P., its general partner
By: KKR Infrastructure II AIV GP LLC, its general partner

	By:	/s/ Terence P. Gallagher
	Name:	Terence P. Gallagher
	Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

CUSIP No. 65341B106	13G

KKR ASSOCIATES INFRASTRUCTURE II AIV L.P.
By: KKR Infrastructure II AIV GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR INFRASTRUCTURE II AIV GP LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR FINANCIAL HOLDINGS LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Executive Officer

KKR GROUP PARTNERSHIP L.P.
By: KKR Group Holdings Corp., a general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR GROUP HOLDINGS CORP.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

KKR & CO. INC.

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

CUSIP No. 65341B106	13G

KKR MANAGEMENT LLP

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for Robert H. Lewin, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

CUSIP No. 65341B106	13G

EXHIBIT INDEX

Exhibit Number	Title

1	Joint Filing Agreement, dated as of April 30, 2019 (previously filed with the Schedule 13G filed on April 30, 2019 and incorporated herein by reference.

2	Power of Attorneys granted by Henry R. Kravis and George R. Roberts (previously filed and incorporated herein by reference)

3	Power of Attorney granted by Robert H. Lewin